UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 20, 2021

Donnelley Financial Solutions, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-37728	36-4829638
(Commission File Number)	(IRS Employer Identification No.)

35 West Wacker Drive,
Chicago, Illinois	60601
(Address of Principal Executive Offices)	(Zip Code)

(800) 823-5304

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each Class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock (Par Value $0.01)	DFIN	NYSE

Item 1.01.	Entry into a Material Definitive Agreement

On August 20, 2021, Donnelley Financial, LLC, a wholly owned subsidiary of Donnelley Financial Solutions, Inc. (together, the “Company”), entered into a Real Estate Sale Agreement (the “Agreement”) with HSG Acquisitions LLC (“Buyer”) with respect to the Company’s property at 1500 N. Central Avenue, Phoenix, Arizona (the “Property”). Pursuant to the Agreement, Buyer will purchase the Property from the Company for a purchase price of $12,500,000, to be increased to $12,850,000 as described in the last sentence of this paragraph. The net sales proceeds to the Company will be reduced by its portion of customary closing costs allocated to it under the Agreement. Under the Agreement, the Company agreed to demolish existing improvements in order to deliver the Property to rough grade with all foundations removed, subject only to not removing an underground storm water inlet. The scope of the demolition is approved by the Buyer and is described in an exhibit to the Agreement. In consideration of Seller performing the demolition Buyer will increase the purchase price by $350,000 (which is the estimated price of demolition and other related costs).

Within two business days of executing the Agreement, Buyer must deposit with the Agreement’s third-party escrow agent $250,000 (the “Initial Deposit”), and two business days after the expiration of the Due Diligence Period (as hereafter defined) and Buyer’s delivery of a notice to proceed, a second $250,000 (the “Second Deposit” and together with the Initial Deposit, the “Deposit”) must be delivered to the escrow agent. The Buyer will have the later of (i) ninety days after execution of the Agreement, or (ii) the date that is thirty days after the Company delivers notice that the demolition is complete (such later period, the “Due Diligence Period”), to conduct its due diligence on the Property at its own cost and expense. During the physical demolition period the Buyer will not have access to the Property (but may go onsite during the salvage phase of the demolition). Prior to the expiration of the Due Diligence Period the Buyer can terminate the Agreement for any reason and upon such termination it will be entitled to a return of the Deposit. If the Buyer delivers a notice to proceed, then (i) upon receipt of such notice the Due Diligence Period will expire and $70,000 of the Deposit will be released to the Company, and (ii) after such initial release each 30 days thereafter $35,000 of the Deposit will released to the Company. If no notice to proceed is issued the transaction is deemed canceled and the Deposit is returned to the Buyer. Any portions of the Deposit released to the Company will be credited to the purchase price at closing, and will be non-refundable except in the case of a Seller default under the Agreement or the occurrence of a condemnation. After its delivery of a notice to proceed, if the Buyer fails to close the transaction, the full Deposit will be non-refundable and undisbursed portions thereof will be released to the Company as liquidated damages.

After the expiration of the Due Diligence Period the Buyer will have up to 285 days (the “Entitlement Period”) to obtain entitlements required for the construction of a mixed use retail and commercial building. Buyer has agreed to close thirty days after the earlier of (i) its obtaining the required entitlements, and (ii) the expiration of the Entitlement Period.

If the Company defaults and refuses to close the transaction, the Buyer can terminate the Agreement and in addition to a return of the full Deposit (including previously released portions of the Deposit), the Buyer will be entitled to receive a reimbursement of up to $150,000 of its actual third-party costs and expenses paid in pursuit of the Property. Alternatively, Buyer can sue the Company and ask a court to require it to specifically perform under the Agreement. If specific performance is not available because the Company has breached the Agreement by selling to a third party, then the Buyer can sue the Company for damages which are capped at the purchase price under the Agreement. Lastly, if any liability equal to or in excess of $25,000 (but not less than such amount) accrues to the Buyer on or prior to the date that is six months after closing (the “Survival Period”), and if Buyer makes the Company aware of such liability prior to the expiration of the Survival Period, then the Company will be liable to the Buyer for damages capped at 2% of the purchase price. The liability thresholds, the Survival Period, the Company representations and warranties and the Buyer remedies under the Agreement are all customary and/or are within market standards for similar real estate transactions.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement, which will be filed as an exhibit to the Company’s next Quarterly Report on Form 10-Q.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

DONNELLEY FINANCIAL SOLUTIONS, INC.

Date: August 24, 2021	By:	/s/ JENNIFER B. REINERS
JENNIFER B. REINERS
Executive Vice President, General Counsel & Chief Compliance Officer